OMB APPROVAL

                                                OMB Number:  3235-0167
                                                Expires:     October 31, 2007
                                                Estimated average burden
                                                hours per response      1.50

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                              Commission File Number 000-50920

                               Cove Apparel, Inc.
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                            Telephone: (949) 224-3040
        Address: 1003 Dormador, Suite 21, San Clemente, California 92672
-------------------------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  Common Stock
-------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)


                                      NONE
-------------------------------------------------------------------------------
          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or I5(d) remains)

     Place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)    [X]        Rule 12h-3(b)(1)(i)    [_]
          Rule 12g-4(a)(l)(ii)   [X]        Rule 12h-3(b)(1)(ii)  [_]
          Rule 12g-4(a)(2)(i)    [_]        Rule 12h-3(b)(2)(i)    [_]
          Rule 12g-4(a)(2)(ii)   [_]        Rule 12h-3(b)(2)(ii)   [_]
                                            Rule 15d-6             [_]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Euroseas Ltd. (as parent of Euroseas Acquisition Company Inc., the successor by merger with Cove Apparel, Inc.) has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 28, 2006       By: /s/Aristides Pittas
                               ------------------------------
                                Name:  Aristides Pittas
                                Title: President


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

SEC 2069 (3-99) Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

02558.00028 #636475